Exhibit 10.15

ICF Consulting Group, Inc.

2005 Restricted Stock Plan

1.	Purpose

The purpose of the Plan is to advance the long-term interests of ICF Consulting Group, Inc. (the “Corporation”) by (i) motivating personnel by means of long-term incentive compensation, (ii) furthering the identity of interests of Participants with those of the shareholders of the Corporation through the ownership and performance of the Common Stock of the Corporation and (iii) permitting the Corporation to attract and retain personnel upon whose judgment the successful conduct of the business of the Corporation largely depends. Toward this objective, the Committee may grant restricted stock awards to directors and employees of the Corporation and its Subsidiaries, on the terms and subject to the conditions set forth in the Plan.

2.	Definitions

2.1 “Administrative Policies” means the administrative policies and procedures adopted and amended from time to time by the Committee to administer the Plan.

2.2 “Award” means any form of restricted stock award granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Restricted Stock Agreement or otherwise.

2.3 “Board” means the Board of Directors of the Corporation.

2.4 “Change in Control” means the earlier of:

(i) a sale of all or substantially all of Holdings’ or the Corporation’s consolidated assets in a transaction or series of transactions, which in the case of Holdings includes (without limitation) its shares in the Corporation;

(ii) a transaction or series of transactions which results in a change in beneficial ownership of 50.1% or more of the shares of Common Stock unless, after completion of such transaction or transactions, the CM Group, directly or indirectly, retains control of the Corporation;

(iii) the merger or consolidation of Holdings or the Corporation with another person where, upon completion of such transaction, the CM Group would not, directly or indirectly, control such combined entity;

(iv) the date of completion of the first Qualified Public Offering.

For purposes of this definition of Change in Control, the CM Group will “control” an entity if CMEP and/or CM II have the right to appoint at least a majority of the Board of Directors.

2.5 “CM Group”, “CMEP”, and “CM II” shall have the same definition as in the Management Shareholders Agreement dated November 26, 2004 relating to Common Stock of the Corporation.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” means the Compensation Committee of the Board, or such other committee designated by the Board, authorized to administer the Plan under Section 3 hereof.

2.8 “Common Stock” means Common Stock of Holdings.

2.9 “Corporation” means ICF Consulting Group, Inc.

2.10 “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code.

2.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.12 “Holdings” shall mean ICF Consulting Group Holdings, Inc., a Delaware corporation and the sole shareholder of the Corporation.

2.13 “Participant” means any individual to whom an Award has been granted by the Committee under this Plan.

2.14 “Plan” means the ICF Consulting Group, Inc. 2005 Restricted Stock Plan.

2.15 “Qualified Public Offering” shall have the same definition as in the Management Shareholders Agreement dated November 26, 2004 relating to Common Stock of Holdings or the Corporation.

2.16 “Restricted Stock Agreement” means a written agreement with respect to an Award between the Corporation and a Participant establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent a Restricted Stock Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.

2.17 “Stock Exchange” means the stock exchange or other market price reporting system (if any) on which the Common Stock is traded or quoted designated by the Committee.

2.18 “Subsidiary” means a corporation or other business entity in which the Corporation directly or indirectly has an ownership interest of fifty percent or more.

3.	Administration

The Plan shall be administered under the supervision of the Committee.

Members of the Committee shall serve at the pleasure of the Board of Directors, and may resign by written notice filed with the Chief Executive Officer or the Secretary of the Corporation.

A vacancy in the membership of the Committee shall be filled by the appointment of a successor member by the Board of Directors. Until such vacancy is filled, the remaining members shall constitute a quorum and the action at any meeting of a majority of the entire Committee, or an action unanimously approved in writing, shall constitute action of the Committee. Subject to the express provisions of this Plan, the Committee shall have conclusive authority to construe and interpret the Plan, any Restricted Stock Agreement entered into hereunder and to establish, amend and rescind Administrative Policies for the administration of this Plan and shall have such additional authority as the Board of Directors may from time to time determine to be necessary or desirable.

4.	Eligibility

Any director or employee of the Corporation or any Subsidiary is eligible to become a Participant in the Plan.

5.	Shares Available

The aggregate number of shares of Holdings as to which restricted stock awards may be made shall be 50,000 shares provided, however, that whatever number of shares shall remain reserved for issuance pursuant to the Plan at the time of any stock split, stock dividend or other change in Holdings’ capitalization shall be appropriately and proportionately adjusted to reflect such stock dividend, stock split or other change in capitalization. Such shares shall be made available solely from Treasury shares of Holdings. Any shares for which a Restricted Stock Award is granted hereunder that are released from such Restricted Stock Award for any reason shall become available for other awards to be granted under this Plan.

6.	Term

The Plan shall become effective as of September 1, 2005 and Restricted Stock Awards may be made at any time subsequent to such date.

7.	Participation

The Committee shall select, from time to time, Participants from those employees who, in the opinion of the Committee, can further the Plan’s purposes and the Committee shall determine the terms of the Restricted Stock Awards to be made to the Participant. In addition, each director of the Corporation and each Subsidiary shall receive such Restricted Stock Award (if any) as shall be determined by the Board of the Corporation. The terms, conditions and restrictions of each Award shall be set forth in a Restricted Stock Agreement.

8.	Restricted Stock Awards

(a) Grants. Awards may be granted in the form of Restricted Stock Awards. Restricted Stock Awards shall be awarded in such numbers and at such times as the Committee shall determine.

(b) Award Restrictions. Restricted Stock Awards shall be subject to such terms, conditions, restrictions, or limitations as the Committee deems appropriate including, by way of illustration but not by way of limitation, restrictions on transferability, requirements of continued employment or individual performance, or the financial performance of the Corporation. The Committee may modify, or accelerate the termination of, the restrictions applicable to a Restricted Stock Award under such circumstances as it deems appropriate.

(c) Rights as Shareholders. During the period in which any restricted shares of Common Stock are subject to the restrictions imposed under the preceding paragraph, the Committee may, in its discretion, grant to the Participant to whom such restricted shares have been awarded all or any of the rights of a shareholder with respect to such shares, including, by way of illustration but not by way of limitation, the right to vote such shares and to receive dividends.

(d) Evidence of Award. Any Restricted Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

(e) Establishment of Targets in Connection with Contingent Awards. The Committee is authorized (i) to grant Restricted Stock Awards to any Participant (or class of Participants) calculated as a percentage of such Participant’s base pay and (ii) to determine the amount of such Award based on achievement of a target (which may be a target based on the performance of the Corporation, a Subsidiary, or an individual Participant, or any combination thereof, with the size of the Award varying depending upon the extent to which the target was achieved or exceeded).

9.	Dividends and Dividend Equivalents

The Committee may choose, at the time of the grant of a Restricted Stock Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner, and at such time, as the Committee shall determine. All dividends or dividend equivalents that are not paid currently may, at the Committee’s discretion, accrue interest or be reinvested into additional shares of Common Stock.

10.	Termination of Employment Or Status as Director

The Committee shall set forth in a Participant’s Restricted Stock Agreement the entitlement of Participants who cease to be employed by (or who cease to be a director of) either the Corporation or Subsidiary whether because of death, Disability, resignation, termination, or retirement pursuant to an established retirement plan or policy of the Corporation or of its applicable Subsidiary, and shall adopt such Administrative Policies as are necessary to implement such provisions.

11.	Shares Subject to Management Shareholders Agreement

All shares of Common Stock issued under this Plan shall be subject to the Management Shareholders Agreement dated November 26, 2004 (as amended from time to time) and all Participants shall be required to execute an agreement to such effect upon the receipt of any Award hereunder.

12.	Assignment and Transfer

The rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution, except as may be explicitly set forth in an Award Agreement.

13.	Adjustments Upon Changes in Capitalization

In the event of any change in the outstanding shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares merger, consolidation or any change in the corporate structure or shares of the Corporation, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan and the shares issuable pursuant to then outstanding Awards shall be appropriately adjusted by the Committee whose determination shall be final.

14.	Withholding Taxes

The Corporation or the applicable Subsidiary shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment tax required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable Administrative Policies it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Participant to deliver to the Corporation shares of Common Stock having a fair market value, as determined by the Committee, equal to the amount of such required withholding taxes.

15.	Regulatory Approvals and Listings

Notwithstanding anything contained in this Plan to the contrary, the Corporation shall have no obligation to issue or deliver certificates of Common Stock evidencing Restricted Stock Awards prior to (a) the obtaining of any approval from any governmental agency which the Corporation shall, in its sole discretion, determine to be necessary or advisable, and (b) the completion of any registration or other qualification of said shares under any state or federal law, or ruling of any governmental body, that the Corporation shall, in its sole discretion, determine to be necessary or advisable.

16.	No Right to Continued Employment or Grants

Participation in the Plan shall not give any Participant any right to remain in the employ (or a director) of the Corporation or any Subsidiary. The Corporation or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate the employment of any Participant at any time, and the shareholders of the Corporation and each Subsidiary retain the right to terminate the directorship of any Participant. The adoption of this Plan shall not be deemed to give any employee, director, or any other individual any right to be selected as a Participant, to be granted any Awards hereunder or, if granted an Award in any year, to receive Awards in any subsequent year.

17.	Amendment

The Corporation, by action of its Board of Directors, reserves the right to amend, modify or terminate at any time this Plan, or, by action of the Board with the consent of the Participant, to amend, modify or terminate any outstanding Restricted Stock Award.

18.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, except its law with respect to choice of law and except as preempted by applicable Federal law.

19.	No Right, Title, or Interest In Corporation Assets

No Participant shall have any rights as a shareholder as a result of participation in the Plan until the date of issuance of a stock certificate in his name except to the extent such rights are granted to the Participant under Section 8(c) hereof.

20.	Payment by Subsidiaries

Settlement of Awards to employees or directors of Subsidiaries shall be made by and at the expense of such Subsidiary. Except as prohibited by law, the Corporation shall sell or otherwise transfer to the Subsidiary, and the Subsidiary shall purchase (if necessary), the number of shares necessary to settle any Restricted Stock Award.